MANHATTAN SCIENTIFICS, INC.
                              The Chrysler Building
                        405 Lexington Avenue, 32nd Floor
                            New York, New York 10174
                                  212-551-0577

                                December 6, 2004

Ms. Janis Levine
C/o Teich, Beim & Moro
Two Executive Boulevard, Suite 103
Suffern, New York 10901

         Re: Stock Grant

Dear Janis:

      I am pleased to inform you that the Manhattan Scientifics, Inc. board of directors has approved a grant to you of 20,000 (twenty thousand) restricted shares of Manhattan Scientifics common stock, in respect of secretarial and administrative services performed for Manhattan Scientifics.

      We thank you for your past services and look forward to continuing to work with you.

                                   Sincerely,


                                    Scott L. Bach,
                                    Secretary